PROGEN
                                                              INDUSTRIES LIMITED


INTERNATIONAL ONCOLOGY EXPERTS MEET IN BRISBANE TO DISCUSS PROGEN'S PI-88


NOVEMBER 27 2002, BRISBANE (AUSTRALIA), PROGEN INDUSTRIES (ASX: PGL,
NASDAQ:PGLAF)
Clinical oncology experts from the USA, Taiwan and Australia conducting PI-88 clinical trials convened this week with Progen researchers in Brisbane. The purpose of the meeting was to share clinical experiences, discuss Progen's PI-88 clinical data and look ahead to the future clinical program.

Assistant Professor Scott Holden, a clinical investigator with Progen's Phase I/II melanoma trial in Denver, Colorado commented "It was a productive meeting, giving us a clear picture of the clinical behavior of PI-88 across all trials. This is critical in helping us to better understand the product and determine the best method to uncover and exploit PI-88's utility as a cancer agent."

Dr. Robert Don, Progen's VP of R&D added; "Following Monday's announcement of encouraging preliminary results on PI-88 at the European Organisation for Research and Treatment of Cancer (EORTC) meeting, it was gratifying to see international experts discussing their accumulated experiences and data and debating different ways to ensure that the clinical program and potential of PI-88 is optimised."


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PI-88 is a semi-synthetic sulphated oligosaccharide that has several modes of action. In animal models it has been shown to block tumour growth by preventing angiogenesis by inhibiting fibroblast growth factor. It has also been shown to block the spread of cancer (metastasis) by inhibiting the enzyme heparanase, which allows cancer cells to escape blood vessels. Finally, PI-88 stimulates sustained release of a molecule known as TFPI (or tissue factor pathway inhibitor) from cells lining the blood vessel wall. TFPI is one of the body's natural inhibitors of new blood vessel growth.

PROGEN INDUSTRIES LIMITED (www.progen.com.au) is a Brisbane-based, internationally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals: potent, selective inhibitors of carbohydrate-protein interactions implicated in a range of human illnesses. The company's lead drug candidate, PI-88, is under development as a potential treatment for cancer.

Progen also operates two commercial business arms, a GMP certified pilot manufacturing facility that provides Contract Services for 3rd party drug manufacturing development and scale-up for early stage clinical trials, and a domestic distribution franchise for major international Life Sciences companies.

PROGEN ENQUIRIES:
            Lewis Lee
            Managing Director, Progen Industries Limited
            Tel: ++61 7 3273 9100

SCIENTIFIC ENQUIRIES:
            Australia: Dr Robert Don
            VP Research and Development, Progen Industries Limited
            Tel: ++ 61 7 3273 9140

USA:        Dr Scott Holden
            University of Colorado Cancer Center, University of
            Colorado Hospital
            Tel: ++ 1 720 848 0363

PATIENT ENQUIRY LINE:
            Email: research@progen.com.au
            Tel: ++ 61 417 436 548 (Australia)
            Tel: ++ 1 720 848 0301 (U.S.A.)

MEDIA ENQUIRIES:
Australia:   Kate Mazoudier, Monsoon Communications
             Tel: ++ 61 403 497 424

US:         Stephen Anderson, Six Sigma Group
            Tel: ++ 1 415 776 6499



This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials of PI-88, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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